1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold Receives $4 Million in Note Advances from
International Goldfields in Connection with Proposed Merger

ALBUQUERQUE, New Mexico – November 7, 2012 – Santa Fe Gold Corporation (OTCBB: SFEG) today announced it has received cash proceeds totaling approximately $4.0 million from International Goldfields Limited (ASX: IGS) in fulfillment of an important condition of the Heads of Agreement dated October 8, 2012. The funds were advanced by way of two secured convertible notes that will be forgiven upon completion of the proposed merger. The merger is anticipated to close during the first quarter of 2013, subject to regulatory and required consents and approvals.

“Timely receipt of the $4.0 million of initial funding constitutes a strong signal that the merger is on track,” said Pierce Carson, CEO. “These funds strengthen Santa Fe’s balance sheet and bolster working capital. Together with a minimum of an additional $10.0 million projected to be available at closing of the merger, we anticipate having the capital available to reduce project debt levels, develop our Mogollon project and advance our Ortiz project.”

On October 8, 2012, Santa Fe entered into a Binding Heads of Agreement with IGS. Based upon a closing price of IGS ordinary shares of A$0.03 as reported on the Australian Stock Exchange, the merger consideration represented approximately US$0.37 in value for each share of SFEG common stock. International Goldfields’ ordinary shares are listed on the ASX under the symbol “IGS” and will continue to be listed on the ASX upon completion of the merger.

Upon anticipated completion of the merger, each outstanding share of Santa Fe Gold common stock will be converted into the right to receive American Depository Receipts (“ADRs”) of IGS. It is anticipated that the IGS ADRs will be listed on the NYSE MKT Exchange.

Said Dr. Carson, “Trading on two major exchanges is expected to increase the combined company’s visibility as a diversified, well-capitalized, low-cost gold-silver miner, explorer and developer with projects located in emerging mining districts of Brazil, West Africa and the southwestern United States.”

The two $A2.0 million convertible notes bear interest at a rate of 6% per annum, have a three-year term, and are secured by Santa Fe’s contractual rights to the Mogollon property. Upon completion of the contemplated merger between IGS and Santa Fe, all outstanding principal and accrued interest under the notes will be forgiven. Santa Fe has the right to prepay the notes at any time without any premium or penalty. Should Santa Fe fail to repay the notes on the maturity date or should an event of default occur, then IGS may choose to have the outstanding amounts repaid in Santa Fe shares at a conversion rate equal to the daily volume weighted average sales price for the twenty trading days immediately preceding the date of conversion.

Copies of the convertible notes are included as Exhibits to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS – SAFE HARBOR

This press release contains forward-looking statements, including with respect to the negotiation, implementation and effects of a proposed business combination between Santa Fe Gold Corporation (“Santa Fe”) and International Goldfields Limited (“IGS”). Those statements and statements made in this release that are not historical in nature, including those related to future benefits, increases in shareholder value, synergies, improved liquidity and profitability, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. For Santa Fe, these statements are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to, or consummate, the proposed business combination with IGS and other transactions referred to in this press release and those described in the documents we file with the U.S. Securities and Exchange Commission, and risks associated with the inherent uncertainty of future financial results, and additional capital financing requirements. All forward-looking statements included in this release are made as of the date of this press release, and Santa Fe assumes no obligation to update any such forward-looking statements.

STATEMENT REGARDING ADDITIONAL INFORMATION THAT MAY BECOME AVAILABLE

If a transaction is to be proposed to the stockholders of Santa Fe and IGS, Santa Fe and IGS would file with the Securities and Exchange Commission and distribute a Registration Statement on Form F-4 covering securities to be issued in the transaction. Santa Fe shareholders would receive a prospectus and proxy/consent solicitation statement in connection with such transaction. The final terms of the prospective merger of Santa Fe and IGS remain subject to change and would only be reflected in a binding definitive agreement that remains to be negotiated between the companies. A copy of the definitive merger agreement would be filed along with the prospectus. Santa Fe stockholders would be urged to read these and any other related documents the corporation may issue. If and when these documents are filed, they can be obtained for free at the SEC’s website, www.sec.gov. Additional information on how to obtain these documents from Santa Fe would be made available to stockholders if and when a transaction is to occur. IGS would provide disclosure and arrange for solicitation of the votes of its shareholders in accordance with Australian regulations following execution of a binding agreement. Such documents are not currently available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Santa Fe, its directors and executive officers, may be deemed to be participants in the solicitation of proxies or consents from Santa Fe’s stockholders in connection with any transaction that might be proposed to such stockholders. Information about the directors and executive officers of Santa Fe and their ownership of IGS and Santa Fe stock will be included in the prospectuses and proxy/consent solicitation statements if and when they become available.

CONTACT:
Santa Fe Gold Corp
Pierce Carson, President and Chief Executive Officer
(505) 255-4852

Investor Relations
Torrey Hills Capital
Clay Chase
(858) 456-7300
cc@sdthc.com